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                                                                    Exhibit 99.1


                                    AGREEMENT

         THIS AGREEMENT (the "Agreement"), is made and entered into as of this 19 day of April, 2001, by and between Thomas Welch, having an address at 13 Stone Ridge Road, Sussex, New Jersey, 07416, ("Employee") and JAWZ Inc. with offices at 700, 630 - 8th Avenue S.W., Calgary, Alberta ("Company") (together the "Parties").

         WHEREAS, the Employee and the Company previously entered into an employment arrangement whereby the Company retained the services of the Employee in exchange for which the Company agreed to pay the Employee a salary of $120,000 in addition to a performance based bonus in the amount of $230,000 (the "Compensation");

         WHEREAS, to date, the Employee has received $120,000 of the Compensation and is owed by the Company an additional $230,000; and

         WHEREAS, the Parties desire to modify the employment arrangement between them so as to provide for payment of the Compensation in shares of the Company's common stock, par value $.001, having an aggregate market value as of the date hereof equal to the remaining $230,000 of the Compensation owed to the Employee by the Company.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

         1. The Company agrees issue to the Employee 286,426 shares of its common stock, par value $.001, which the Parties hereby mutually acknowledge and agree have an aggregate fair market value of $230,000 based upon the average closing price of such common stock on the Nasdaq Stock Market for the 3 days preceding the date of this Agreement.

         2. The Employee agrees to accept such 286,426 shares of common stock in full satisfaction of the $230,000 of Compensation owed the Employee by the Company. The Employee acknowledges that the Company owes it no additional Compensation for any services rendered by Employee to the Company to date.

         3. The Company shall instruct its transfer agent to issue one or more certificates representing 286,426 shares of its common stock in the name of the Employee and shall cause such certificates to be delivered to the Employee within a reasonable period of time following the execution of this Agreement.

         4. The Company expressly agrees to register, with the Securities and Exchange Commission, the shares of common stock issued pursuant hereto in a registration statement on Form S-8, if and when available (and all related qualifications under the state securities laws).


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         5. Entire Understanding/Incorporation of other Documents.

         This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof, superseding any and all prior agreements or understandings whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or construed to exist between the Parties.

         6. No Assignment or Delegation Without Prior Approval.

         No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person or party without the prior written consent of the Parties except by operation of law or as otherwise set forth herein.

         7. Severability of the Agreement.

         Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

         8. Governing Law.

         The Agreement and its provisions shall be construed in accordance with and pursuant to, and governed by, the laws of the State of New York, as applicable to agreements to be performed solely within the State of New York, without regard to its conflict-of-laws provisions then in effect.

         9. No Construction Against Drafter.

         The Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the drafting hereof.

         IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

                                 By: /s/ Thomas Welch
                                     _________________________________________
                                     Thomas Welch, Consultant


                                 JAWZ INC.

                                 By: /s/ Robert Kubbernus
                                     _________________________________________
                                     Robert Kubbernus, Chief Executive Officer




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